                                CERTIFICATE OF MERGER
                                          OF
                            SIMULATION TECHNOLOGIES CORP.
                                         INTO
                                STAR ACQUISITION, INC.


    Star Acquisition, Inc., a Delaware corporation, hereby certifies, that:

    1. The constituent corporations are: Simulation Technologies Corp., a Minnesota corporation, and Star Acquisition, Inc., a Delaware corporation.

    2. An agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 252(c) of the Delaware General Corporation Law.

    3. The surviving corporation (the "Surviving Corporation") shall be Star Acquisition, Inc., which shall change its name to Summit Verification, Inc.

    4. The Certificate of Incorporation of Star Acquisition, Inc. shall continue to be the Certificate of Incorporation of the Surviving Corporation except that the First Article is to be amended in its entirety to read as follows:

     "The name of the corporation is Summit Verification, Inc."

    5. An executed copy of the agreement of merger is on file at an office of the Surviving Corporation, the address of which is as follows: 2299 Palmer Drive, Suite 202, New Brighton, Minnesota 55112.

    6. A copy of the agreement of merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

    7. The authorized capital stock of Simulation Technologies Corp. is 15,000,000 shares of Common Stock, no par value.

Dated:  September 9, 1997

                                  STAR ACQUISITION, INC.


                                  By:      /s/  C. Albert Koob
                                      ------------------------------------------
                                                C. Albert Koob, Secretary